PRESS RELEASE

SRI SURGICAL ANNOUNCES AGREEMENT

TO PURCHASE TAMPA CORPORATE HEADQUARTERS FACILITY

TAMPA, FL— Monday, October 17, 2005 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC) today announced its agreement with Coastal Hillsborough Partners, LLP, its landlord, to purchase its Tampa corporate headquarters facility for $5.3 million under a purchase option in its lease with Coastal. SRI previously announced the exercise of this purchase option. The agreement settles pending litigation with Coastal regarding several legal issues related to the price that SRI would pay to purchase the facility under this option. The facility contains approximately 42,000 square feet. SRI expects to close the transaction before December 13, 2005, and will principally finance the purchase with a term loan from its primary lender.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. We serve hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

FOR FURTHER INFORMATION:	Wally Ruiz, Sr. Vice President and CFO SRI Surgical (813) 891-9550 Ext. 3177 wruiz@srisurgical.com